EXHIBIT 5.01




                                  June 12, 1996



Cellegy Pharmaceuticals, Inc.
371 Bel Marin Keys, Suite 210
Novato, CA 94949

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about June 13, 1996 in connection with the registration under the Securities Act of 1933, as amended, of 300,000 shares of your Common Stock (the "Stock") subject to issuance by you upon the exercise of stock options, stock bonuses or restricted stock awards under your 1995 Equity Incentive Plan (the "1995 Plan").

         As your counsel, we have examined the proceedings taken by you in connection with the adoption and amendment of the 1995 Plan and the forms of stock option, stock purchase and stock bonus agreements thereunder.

         It is our opinion that the 300,000 shares of Stock that may be issued and sold by you upon the exercise of stock options, stock bonuses or restricted stock awards granted or to be granted under the 1995 Plan, when issued and sold in the manner referred to in the applicable Plan and the applicable Prospectus associated with such Plan, will be legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                Very truly yours,


                                 FENWICK & WEST LLP


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